Exhibit 99.1

Vitesse Reports Fourth Quarter and Fiscal Year 2011 Results

CAMARILLO, Calif.--(BUSINESS WIRE)--December 6, 2011--Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported its financial results for the fourth quarter and audited fiscal year ended September 30, 2011.

Fiscal Year 2011 Highlights

  Net revenues of $141.0 million compared with $166.0 million in fiscal year 2010.
  Product margins increased to 59.6% from 56.8% in the prior year.
  Introduced over 20 new products to market, bringing total new product launches to over 50 in the past two years.
  Achieved a record number of design wins, with over 300 new wins at over 100 customers and more than double the design wins of 2010.

CEO Commentary

“The industry wide slowdown and weak global demand, especially in the Asia Pacific region, impacted our business in the second half of the year. As a result, our fiscal year 2011 results were not as strong as we had anticipated,” said Chris Gardner, CEO of Vitesse. “However, despite the lackluster demand environment, we made substantial progress in preparing for our new product cycle and positioning Vitesse for growth in 2012 and beyond.”

“In 2011, we delivered more than 20 new products to market, bringing our two year total to over 50. This R&D effort has transformed our entire product portfolio with a new focus on the fast-growing Mobile Access market. As a result, our product marketing and sales teams achieved a record number of design wins in 2011, capturing over 300 new wins at over 100 customers. Nearly two-thirds of these wins came from our largest Tier 1 and Tier 2 customers.”

“We continued to manage our business carefully in 2011,” Mr. Gardner continued. “Entering 2012, operating breakeven is near $34 million in revenue per quarter, a reduction of 20% from 2011. By the end of the second fiscal quarter of 2012, breakeven is anticipated to be closer to $32 million. Our balance sheet is healthy, and we have no short-term debt and no debt maturities until 2014.”

“For Vitesse, 2011 was about creating market traction and capturing market share. In 2012, we will focus on converting market share into revenue growth to drive profitability. The growing demand for new 3G and 4G/LTE service will drive new technologies into the IP edge and backhaul equipment market over the next five years. Vitesse is well positioned to exploit these disruptions in our marketplace to deliver profitable growth in the years ahead.”

Fiscal Year 2011 Financial Results Summary

Net revenues for fiscal year 2011 were $141.0 million, a decrease of 15.1% compared with $166.0 million reported for fiscal year 2010. Net product revenues were $132.7 million, a 19.9% decline from $165.6 million in fiscal year 2010. Intellectual property revenues were $8.2 million, compared to $0.4 million in fiscal year 2010.

Carrier networking product revenues were $61.7 million, or 46.5% of product revenues, compared with $72.4 million, or 43.7% in fiscal year 2010. Enterprise networking product revenues were $64.8 million, or 48.8% of product revenues, compared with $76.0 million, or 45.9%, in fiscal year 2010.

Core Carrier and Enterprise networking product revenues were $126.4 million, or 95.3% of product revenue. Non-core product revenues were $6.3 million, or 4.7% of product revenues.

Cost of revenues decreased $17.9 million to $53.7 million in fiscal year 2011, compared with $71.6 million in the prior year. Product margins increased to 59.6% in fiscal year 2011, from 56.8% in the prior year. Product margins are product revenues less cost of revenues, as a percentage of product revenues.

R&D expenses were $53.1 million in fiscal year 2011, compared with $51.1 million a year ago, an increase of $2.0 million, or 4.0%. Selling, general and administrative expenses increased to $41.2 million, or 29.2% of net revenues, compared with $37.6 million, or 22.7% of net revenues a year ago. Included in SG&A is a $2.2 million allowance for specific accounts receivable the Company assessed as potentially uncollectible during the fourth quarter. Without the allowance, SG&A would have been $39.0 million or 27.7% of net revenues.

The Company’s loss from operations was $11.1 million compared with an income from operations of $4.0 million in fiscal year 2010. Non-GAAP loss from operations was $3.9 million compared with an income of $8.0 million in fiscal year 2010.

The Company’s net loss was $14.8 million, or $0.61 per share in fiscal year 2011, compared with a net loss of $20.1 million, or $0.95 per share in fiscal year 2010. Included in the fiscal year 2011 net loss is a $3.9 million loss on debt extinguishment, a $3.7 million expense related to restructuring and impairment, and a $7.7 million gain from the fair value adjustment of the 2014 compound embedded derivative. Fiscal year 2010 results included a $21.3 million loss on debt extinguishment and a $7.9 million gain from the fair value adjustment of the 2024 and 2014 compound embedded derivatives.

Non-GAAP net loss was $11.5 million in fiscal year 2011 compared with a non-GAAP net loss of $2.8 million in fiscal year 2010. On a per share basis, non-GAAP net loss was $0.47 per share in fiscal year 2011 compared with a non-GAAP net loss of $0.13 per share in the prior fiscal year.

Balance Sheet Overview

At September 30, 2011, the Company had cash of $17.3 million, a decrease from $38.1 million a year ago. This decrease was driven primarily by the partial repayment of our senior debt of $9.5 million and cash used in operations of $7.2 million. Inventory totaled $20.9 million, a decrease of $6.4 million from a year ago, while current liabilities totaled $23.6 million, a decrease of $12.9 million from $36.4 million a year ago.

Fourth Quarter 2011 Financial Results Summary

Net revenues were $30.3 million in the fourth quarter of fiscal year 2011, a decline of 29.3% compared with $42.9 million reported for the fourth quarter of fiscal year 2010, and a decline of 15.7% compared with $36.0 million in the third quarter of fiscal year 2011.

Product revenues were $28.9 million, a 32.6% decrease from $42.8 million the same quarter in fiscal year 2010, and a 9.3% decrease from $31.9 million reported for the third quarter of fiscal year 2011. Revenues from licensing intellectual property were $1.5 million compared with $0.07 million in the same period a year ago, and $4.1 million in the third quarter of fiscal year 2011.

Carrier networking product revenues were $13.2 million, or 45.8% of net revenues, compared with $21.0 million, or 49.1%, from the prior year, and $14.8 million, or 46.4%, in the third quarter of fiscal year 2011. Enterprise networking product revenues were $14.8 million, or 51.1% of net revenues, compared with $19.3 million, or 45.1%, a year ago, and $16.1 million, or 50.5%, in the third quarter of fiscal year 2011. Non-core product revenues were $0.9 million, or 3.1% of net revenues, compared with $2.5 million, or 5.8% a year ago and $1.0 million, or 3.1%, in the third quarter of fiscal year 2011.

Cost of revenues decreased $5.1 million to $12.9 million in the fourth quarter of fiscal year 2011, compared with $18.0 million in the same quarter in fiscal year 2010 and $13.4 million in the third quarter of fiscal year 2011, a decrease of $0.5 million. Product margins decreased to 55.3% in the fourth quarter of fiscal year 2011, from 57.9% in the year-earlier quarter. Product margins were 57.8% in the third quarter of fiscal year 2011.

R&D expenses were $11.5 million for the fourth quarter of fiscal year 2011, compared with $13.2 million a year ago, a decrease of $1.6 million or 12.5%, and $12.5 million in the third quarter of fiscal year 2011, a decrease of $1.0 million or 7.6%. Selling, general and administrative expenses were $11.3 million, or 37.4% of net revenues for the fourth quarter of fiscal year 2011 compared with $9.5 million, or 22.2% of net revenues a year ago and $9.5 million, or 26.3% of net revenue in the third quarter of fiscal year 2011. Included in SG&A is a $2.2 million allowance for specific accounts receivable the Company assessed as potentially uncollectible during the fourth quarter. Without the allowance, SG&A would have been $9.1 million or 30.1% of net revenues.

The Company’s loss from operations was $8.6 million in the fourth quarter of fiscal year 2011, compared with income from operations of $1.9 million in the year-ago quarter and income from operations of $0.3 million in the third quarter of fiscal year 2011.

Non-GAAP loss from operations was $4.8 million in the fourth quarter of fiscal year 2011 compared with a non-GAAP income from operations of $2.7 million in the fourth quarter of fiscal year 2010.

The Company’s net loss in the fourth quarter of fiscal year 2011 was $4.6 million, or a loss of $0.19 per share, compared with a net income of $14.8 million, or $0.42 per diluted share, in the fourth quarter of fiscal year 2010 and net income of $6.6 million, or $0.21 per diluted share, in the third quarter of fiscal year 2011. Included in the fourth quarter 2011 net income are a $5.2 million non-cash gain related to the 2014 debentures’ embedded derivative and a $3.1 million expense related to restructuring and impairment.

The Company had a non-GAAP net loss of $6.0 million in the fourth quarter of fiscal year 2011 compared with non-GAAP net income of $6.6 million for the fourth quarter of fiscal year 2010. Non-GAAP net loss was $0.25 per share in the fourth quarter of fiscal year 2011 compared with a fully-diluted non-GAAP net income per share of $0.19 in the same quarter of the prior fiscal year.

Financial Outlook

For the first quarter of fiscal year 2012 ending December 31, 2011, Vitesse expects revenues to be in the range of $29.5 to $32.5 million and product margins are expected to be between 57 and 59 percent. Operating expenses are expected to be between $20.5 and $21.5 million.

The Company's long-term operating model, which assumes a quarterly-revenue run rate of $43 million or more, and is stated as a percentage of product revenue, targets:

• Gross Margin:	57 to 62 percent
• R&D Expense:	25 to 28 percent
• SG&A Expense:	15 to 19 percent
• Income from Operations:	12 to 18 percent
• EBITDA:	15 to 21 percent
• Inventory Turns:	5 times annually
• Accounts Payable and Receivable:	In line with normal industry levels

The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. Management uses EBITDA measures internally to evaluate the Company's operating performance before charges that are considered by management to be outside of the Company's core operating results. In addition, the measures are used for planning and forecasting of the Company's future periods.

Conference Call Information

A conference call is scheduled for Tuesday, December 6, 2011 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time, to discuss fourth quarter and fiscal year 2011 results. To listen to the conference call via telephone, dial 877.309.8763 (U.S. toll-free) or 706.634.1301 (International) and provide the passcode 26388993. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 855.859.2056 (U.S. toll-free) or 404.537.3406 (International) and entering the passcode 26388993. The audio replay will be available for seven days.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional Company and product information is available at www.vitesse.com.

Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward-Looking Statements:

The foregoing paragraphs contain forward-looking statements relating to Vitesse Semiconductor Corporation’s anticipated revenues, revenue growth, margins, operating expenses, and future financial performance. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly as a result of a number of factors including general economic conditions, customer reaction to our new products, disruptions in our supply chain, success in meeting our delivery targets, our ability to appropriately manage inventory, and competitive market conditions. Other factors that might cause such differences include, but are not limited to, those referenced in the subsection entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2011 filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Non-GAAP Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of adjusted income (loss) from operations and adjusted net income (loss) as a supplement to financial results based on GAAP income from operations and GAAP net income (loss). The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company’s core operating results. Management uses these measures internally to evaluate the Company’s in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company’s performance in future periods.

In deriving adjusted income (loss) from operations from GAAP income (loss) from operations, we exclude stock-based compensation charges, amortization of intangible assets, restructuring and impairment charges, as well as costs associated with accounting remediation, reconstruction expense and litigation. In deriving adjusted net income (loss) from GAAP net income (loss), we further exclude gain or loss on the embedded derivative and the losses we incurred on the extinguishment of debt. Stock-based compensation charges, amortization of intangible assets and gain or loss on the embedded derivative represent charges that recur in amounts unrelated to the Company’s operations. Costs associated with accounting remediation, reconstruction expense and litigation, and our loss on the extinguishment of debt represent non-recurring costs and charges that are not a result of the Company’s operations. Restructuring and impairment costs relate to strategic initiatives that result in short term increases in costs that end with the fulfillment of the initiative and cost reductions in future periods.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Adjusted income (loss) from operations and adjusted net income (loss) are in addition to, and are not a substitute for or superior to, income (loss) from operations and net income (loss), which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth below. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, restructuring and impairment charges, accounting remediation, reconstruction expense and litigation costs, the change in the fair value of our embedded derivatives, and losses on the extinguishment of debt, please see our Form 10-K for the year ended September 30, 2011.

VITESSE SEMICONDUCTOR CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2011	2010
	(in thousands)

ASSETS
Current assets:
Cash	$17,318	$38,127
Accounts receivable, net	9,591	15,765
Inventory	20,857	27,273
Restricted cash	404	394
Prepaid expenses and other current assets	2,039	2,913
Total current assets	50,209	84,472
Property, plant and equipment, net	5,934	8,196
Other intangible assets, net	1,781	864
Other assets	3,070	3,997
	$60,994	$97,529

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$5,198	$13,216
Accrued expenses and other current liabilities	14,463	16,283
Deferred revenue	3,878	6,926
Current portion of debt and capital leases	11	10
Total current liabilities	23,550	36,435

Other long-term liabilities	1,927	1,729
Long-term debt, net	15,444	26,070
Compound embedded derivative	7,796	15,476
Convertible subordinated debt, net of discount	40,736	39,025
Total liabilities	89,453	118,735
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; Series B Non Cumulative, Convertible, 134,720 and 185,709 shares outstanding at September 30, 2011 and 2010, respectively	1	2
Common stock, $0.01 par value. 250,000,000 shares authorized; 24,470,280 and 23,986,531 shares outstanding at September 30, 2011 and 2010, respectively	245	240
Additional paid-in-capital	1,824,433	1,816,796
Accumulated deficit	(1,853,138)	(1,838,326)
Total Vitesse Semiconductor Corporation stockholders' deficit	(28,459)	(21,288)
Noncontrolling interest	-	82
Total stockholders' deficit	(28,459)	(21,206)
	$60,994	$97,529

VITESSE SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months ended September 30,
	2011	2010	2011	2010
	(in thousands, except per share data)
Net revenues:
Product revenues	$28,887	$42,828	$132,742	$165,633
Intellectual property revenues	1,453	67	8,225	357
Net revenues	30,340	42,895	140,967	165,990
Costs and expenses:
Cost of revenues	12,898	18,031	53,674	71,557
Engineering, research and development	11,547	13,192	53,129	51,100
Selling, general and administrative	11,341	9,509	41,233	37,618
Restructuring and impairment charges	3,102	40	3,656	854
Accounting remediation & reconstruction expense & litigation costs	-	-	-	73
Amortization of intangible assets	61	184	348	797
Costs and expenses	38,949	40,956	152,040	161,999
(Loss) income from operations	(8,609)	1,939	(11,073)	3,991
Other expense (income):
Interest expense, net	1,969	(2,292)	8,456	9,495
(Gain) on compound embedded derivative	(5,189)	(8,977)	(7,680)	(7,869)
Loss on extinguishment of debt	-	-	3,874	21,311
Other (income), net	(258)	(247)	(292)	(291)
Other expense (income), net	(3,478)	(11,516)	4,358	22,646
(Loss) income before income tax (benefit) expense	(5,131)	13,455	(15,431)	(18,655)
Income tax (benefit) expense	(542)	(1,260)	(619)	1,521
(Loss) income from continuing operations	(4,589)	14,715	(14,812)	(20,176)
Income from discontinued operations, net of tax	-	121	-	121
Net (loss) income	(4,589)	14,836	(14,812)	(20,055)
Fair value adjustment of Preferred Stock - Series B	-	-	-	126
Net (loss) income available to common stockholders	$(4,589)	$14,836	$(14,812)	$(20,181)

Basic net (loss) income per share:
Continuing operations	$(0.19)	$0.61	$(0.61)	$(0.96)
Discontinued operations	-	0.01	-	0.01
Net (loss) income per share	(0.19)	0.62	(0.61)	(0.95)

Diluted (loss) income per share:
Continuing operations	(0.19)	$0.42	(0.61)	$(0.96)
Discontinued operations	-	-	-	0.01
Net (loss) income per share	$(0.19)	$0.42	$(0.61)	$(0.95)

Weighted average shares outstanding:
Basic	24,463	23,948	24,315	21,074
Diluted	24,463	35,213	24,315	21,074

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET (LOSS) INCOME

	Three Months Ended September 30,		Twelve Months ended September 30,
	2011	2010	2011	2010
	(in thousands, except per share data)

GAAP Net (loss) income	$(4,589)	$14,836	$(14,812)	$(20,055)
Fair value adjustment of Preferred Stock - Series B	-	-	-	126
Net (loss) income available to common stockholders	(4,589)	14,836	(14,812)	(20,181)

Adjustments:
Stock-based compensation charges	618	512	3,152	2,236
Amortization of intangible assets	61	184	348	797
Restructuring and impairment charges	3,102	40	3,656	854
Accounting remediation & reconstruction expense & litigation costs	-	-	-	73
Loss on extinguishment of debt	-	-	3,874	21,311
(Gain) on compound embedded derivative	(5,189)	(8,977)	(7,680)	(7,869)
Total GAAP to non-GAAP adjustments	(1,408)	(8,241)	3,350	17,402
Non-GAAP net (loss) income available to common stockholders	$(5,997)	$6,595	$(11,462)	$(2,779)

Net (loss) income per common share
Basic:
GAAP Net (loss) income available to common stockholders	$(0.19)	$0.62	$(0.61)	$(0.96)
Adjustments*	(0.06)	(0.34)	0.14	0.83
Non-GAAP net (loss) income available to common stockholders	$(0.25)	$0.28	$(0.47)	$(0.13)

Diluted:
GAAP Net (loss) income available to common stockholders	$(0.19)	$0.42	$(0.61)	$(0.96)
Adjustments*	(0.06)	(0.23)	0.14	0.83
Non-GAAP net (loss) income available to common stockholders	$(0.25)	$0.19	$(0.47)	$(0.13)

UNAUDITED RECONCILIATION OF GAAP (LOSS) INCOME FROM OPERATIONS
TO NON-GAAP (LOSS) INCOME FROM OPERATIONS

GAAP (loss) income from operations	$(8,609)	$1,939	$(11,073)	$3,991
Adjustments:
Stock-based compensation charges	618	512	3,152	2,236
Amortization of intangible assets	61	184	348	797
Restructuring and impairment charges	3,102	40	3,656	854
Accounting remediation & reconstruction expense & litigation costs	-	-	-	73
Total GAAP to non-GAAP adjustments	3,781	736	7,156	3,960

Non-GAAP (loss) income from operations	$(4,828)	$2,675	$(3,917)	$7,951

* Included in the third quarter fiscal year 2010 adjustments are calculations required, for periods with income, by the two class method relative to participation rights of our preferred shares.

CONTACT:
Vitesse
Marty McDermut, +1-805-388-3700
or
The Abernathy MacGregor Group
Amy Feng, +1-213-630-6550